Exhibit 99.1

Cohen Circle Acquisition Corp. I Announces Pricing of $200,000,000 Initial Public Offering

PHILADELPHIA, PA, Oct. 10, 2024 (GLOBE NEWSWIRE) -- Cohen Circle Acquisition Corp. I (NASDAQ:CCIRU) (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The Company’s units will be listed on the Nasdaq Global Market under the symbol “CCIRU” and will begin trading on October 11, 2024. Each unit issued in the offering consists of one Class A ordinary share of the Company and one-third of one redeemable warrant, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NASDAQ under the symbols “CCIR” and “CCIRW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The closing of the offering is anticipated to take place on or about October 15, 2024, subject to customary closing conditions.

Cantor Fitzgerald & Co. is serving as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution. The Company’s primary focus, however, will be to identify companies in the financial services technology (fintech) sector and fintech adjacent sectors that power transformation and innovation. The Company is sponsored by Cohen Circle, LLC, and the management team is led by Betsy Z. Cohen, its Chairman of the Board of Directors, President and Chief Executive Officer.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on October 10, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New York, New York 10022, email: prospectus@cantor.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Cohen Circle Acquisition Corp. I
info@cohencircle.com